Exhibit 99.1

News Release

Investor Relations Contact:	Corporate Communications Contact:
Sonia Segovia, IR Coordinator	Abbie Kendall, Principal
PDF Solutions, Inc.	Armstrong Kendall, Inc.
Tel: (408) 938-6491	Tel: (503) 672-4681
Email: sonia.segovia@pdf.com	Email: abbie@akipr.com

PDF Solutions® Reports Record
First Quarter 2005 Revenue

Results Represent 9th Sequential Quarter of Revenue Growth

     SAN JOSE, Calif.—April 21, 2005—PDF Solutions, Inc. (Nasdaq: PDFS) the leading provider of process-design integration technologies to enhance IC manufacturability, today announced financial results for its first fiscal quarter ended March 31, 2005.

     Revenue for the first fiscal quarter of 2005 totaled a record $18.1 million, an increase of 43%, compared with revenue of $12.7 million for the first fiscal quarter of 2004. On a GAAP basis, net income for the first fiscal quarter of 2005 totaled approximately $1.4 million, or $0.05 per diluted share, compared with a net loss of approximately $1.8 million, or $0.07 per diluted share, for the first fiscal quarter of 2004.

     In addition to using GAAP results in evaluating PDF Solutions’ business, management also believes it useful to measure results using a non-GAAP measure of net income or loss, which excludes amortization of stock-based compensation and acquired intangible assets. Using this non-GAAP measure, net income for the first fiscal quarter of 2005 totaled $2.7 million, or $0.10 per diluted share, compared with non-GAAP net loss of approximately $373,000, or $0.01 per diluted share, for the first fiscal quarter of 2004.

     As previously announced, PDF will hold a live conference call beginning at 3:00 p.m. Pacific Time/6:00 p.m. Eastern Time today to discuss these quarterly results. A live webcast of this conference call will be available on PDF Solutions’ website at http://ir.pdf.com/medialist.cfm. A replay of the call will be available at the same website address beginning approximately two hours after completion of the live call. Further, a copy of this press

-more-

release, including the disclosure and reconciliation of certain non-GAAP financial measures to the most directly comparable GAAP measure, which non-GAAP measures may be used periodically by PDF Solutions’ management when discussing financial results with investors and analysts, will be available on PDF Solutions’ website at http://www.pdf.com/news_archive.phtml following the date of this release.

About PDF Solutions

PDF Solutions, Inc. (Nasdaq: PDFS) is the leading provider of process-design integration technologies for manufacturing integrated circuits (ICs). PDF Solutions’ software, methodologies and services enable semiconductor companies to create IC designs that can be more easily manufactured using manufacturing processes that are more capable. By simulating deep sub-micron product and process interactions, the PDF solution offers clients reduced time to market, increased IC yield and performance, and enhanced product reliability and profitability. Headquartered in San Jose, Calif., PDF Solutions operates worldwide with additional offices in Europe and Japan. For more information, visit www.pdf.com.

PDF Solutions® is a registered trademark of PDF Solutions, Inc.

-more-

PDF SOLUTIONS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$48,388	$45,660
Accounts receivable, net of allowances	18,370	15,978
Prepaid expenses and other current assets	2,867	2,685
Deferred tax assets	1,550	1,586

Total current assets	71,175	65,909
Property and equipment, net	3,236	3,321
Goodwill	39,886	39,886
Intangible assets, net	14,290	15,791
Other assets	348	500

Total assets	$128,935	$125,407

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,434	$1,023
Accrued compensation and related benefits	2,613	3,209
Other accrued liabilities	1,696	2,593
Taxes payable	3,533	3,286
Deferred revenues	3,704	2,905
Billings in excess of recognized revenue	2,211	1,581

Total current liabilities	15,191	14,597
Long-term liabilities	302	311
Deferred tax liabilities	1,583	1,701

Total liabilities	17,076	16,609

Stockholders’ equity:
Common stock	4	4
Additional paid-in-capital	135,856	134,191
Treasury stock	(4,806)	(4,806)
Deferred stock-based compensation	(106)	(148)
Notes receivable from stockholders	(550)	(550)
Accumulated deficit	(18,581)	(19,975)
Accumulated other comprehensive income	42	82

Total stockholders’ equity	111,859	108,798

Total liabilities and stockholders’ equity	$128,935	$125,407

-more-

PDF SOLUTIONS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 31,	March 31,
	2005	2004
Revenue:
Design-to-silicon-yield solutions:
Integrated solutions	$12,557	$9,506
Software licenses	3,449	2,189
Gain share	2,087	981

Total revenue	18,093	12,676

Cost and expenses:
Cost of design-to-silicon-yield solutions:
Direct costs of design-to-silicon-yield solutions:
Integrated solutions	5,750	4,352
Software licenses	157	2
Amortization of acquired core technology	1,266	1,350
Research and development	5,336	5,218
Selling, general and administrative	3,914	3,797
Stock-based compensation amortization*	42	255
Amortization of other acquired intangible assets	235	410

Total costs and expenses	16,700	15,384

Income (loss) from operations	1,393	(2,708)
Interest and other income	272	153

Income (loss) before taxes	1,665	(2,555)
Tax provision (benefit)	271	(713)

Net income (loss)	$1,394	$(1,842)

Net income (loss) per share:
Basic	$0.05	$(0.07)

Diluted	$0.05	$(0.07)

Weighted average common shares:
Basic	25,696	25,301

Diluted	27,129	25,301

* Stock-based compensation amortization:
Cost of design-to-silicon-yield solutions	$—	$28
Research and development	42	202
Selling, general and administrative	—	25

	$42	$255

-more-

PDF SOLUTIONS, INC.
RECONCILIATION OF REPORTED GAAP NET INCOME (LOSS) TO NON-GAAP NET INCOME (LOSS)
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended
	March 31, 2005	March 31, 2004
GAAP net income (loss)	$1,394	$(1,842)
Stock-based compensation amortization	42	255
Amortization of intangible assets, net of taxes	1,263	1,214

Non-GAAP net income (loss)	$2,699	$(373)

Non-GAAP net income (loss) per share — diluted	$0.10	$(0.01)

Weighted average common shares — diluted	27,129	25,301

Use of Non-GAAP Information
In addition to providing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), PDF Solutions also provides certain Non-GAAP financial measures that exclude certain charges as additional information relating to its operating results. PDF Solutions’ management believes that the presentation of these measures provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations. PDF Solutions has also chosen to provide this information to investors to enable them to perform meaningful comparisons of PDF Solutions’ past, present and future operating results. These measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. The calculations of non-GAAP financial measures have been adjusted to exclude the effects of amortization of stock-based compensation and acquired intangible assets.

###